Exhibit 99.1

RLH Corporation Appoints R. Carter Pate as Chairman

Robert Wolfe to Retire

DENVER, Dec. 26, 2019 (GLOBE NEWSWIRE) — RLH Corporation (NYSE:RLH) today announced Robert Wolfe will be retiring from the Board of Directors on December 31, 2019. The Board of Directors has selected independent director R. Carter Pate (“Carter”), who has been a board member since May 2019, as Chairman. The Board and Mr. Wolfe believe this transition is opportune as the Company launches its search for a permanent Chief Executive Officer. The Board thanks Bob for his dedicated leadership over the last seven years as RLHC embarked on its strategic evolution to a fee-based franchise business model. Mr. Pate will assume responsibilities as Chairman effective December 26, 2019.

Mr. Wolfe commented, “As I considered RLHC’s ongoing evolution and my retirement plans, I determined that this would be an appropriate time to transition the Board to new leadership. RLHC has undergone a remarkable transformation over the last seven years, and it is time for clear focus on the opportunities ahead. As the Company transitions to new leadership at the Chief Executive Officer position, it will be important to have close collaboration between the CEO and Board Chair to achieve RLHC’s vision. Carter Pate has a track record of success and a unique skill set which includes dynamic leadership that can be levered for the benefit of RLHC and its shareholders. I am highly confident that the Board will be in good hands.”

Carter Pate stated, “I am honored to serve as RLHC’s next Chairman. The Company is at an exciting juncture in its evolution where adherence to strategy execution is vital to completing a successful transformation to a fee-based franchise Company. Bob has worked hard to get RLHC to this stage, and I am energized to take up the baton. The timing of the Chairman transition should dovetail nicely with RLHC’s search for a permanent Chief Executive Officer. I look forward to applying learnings from previous experience to RLHC’s strategy and guiding management’s efforts to grow the brand and enhance the Company’s financial performance.”

Mr. Pate, age 65, was elected a Director in May 2019. He has had a distinguished career in directing performance improvement, executive management, finance, and board service, including experience as a public company chairman. He has led numerous companies through strategic change and has the required skill set to help the Board and management team to realize its full potential as a franchise Company.

Mr. Pate recently completed serving as Interim Chief Executive Officer at The Providence Service Corporation, (NASDAQ: “PRSC”) a position he had held since 2017. He is the Founder and Chief Executive Officer of Carter Pate, LLC, a consulting and investment firm he founded in 2014. From 2011 to 2014, Mr. Pate served as the Chief Executive Officer of MV Transportation, Inc. the largest privately owned passenger transportation logistics firm based in the United States.

Prior to joining MV, he was the Global and U.S. Managing Partner of Healthcare and Government Practice for PricewaterhouseCoopers, LLP and prior served in various roles as US Managing Partner, Advisory Line of Service and US Managing Partner, Corporate Restructuring Partner.

Mr. Pate has previously served as the Chairman of the Board of BioScrip, Inc. (NASDAQ: “BIOS”) prior to its merger with Option Care Health since 2015 and now serves as a Director and on the Audit Committee of the combined Company. He is also a Director of Advanced Emissions Solutions, Inc. (NASDAQ: “ADES”) since 2016 where he also serves on the audit committee and is the Chair of its compensation Committee. Mr. Pate is a Certified Public Accountant in Texas. He is a co-author of The Phoenix Effect: Nine Revitalizing Strategies No Company Can Do Without, originally published in 2002 and translated into five languages. Mr. Pate holds a Masters in Accounting and Information Management from the University of Texas at Dallas, and a BS in Accounting from Greensboro College.

The Nominating and Governance Committee is engaged in its annual process of assessing the Board’s needs and skills, and as part of that comprehensive analysis will determine whether to replace one or both of its open board seats. In addition, the Search Committee, led by Jake Brace, has engaged AETHOS Consulting Group, an executive search firm to assist in the recruitment of a permanent Chief Executive Officer, and that process is ongoing.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com

Media Contact:

Roxanne Rabasco

303-459-4192

Roxanne.Rabasco@rlhco.com